                            List of Reporting Persons
                            -------------------------

Names:

CCMP Capital, LLC
CCMP Capital Investors II, L.P.
CCMP Capital Investors (Cayman) II, L.P.
CCMP Capital Associates, L.P.
CCMP Capital Associates GP, LLC

Address for each Reporting Person:
c/o 245 Park Avenue
16th Floor
New York, NY 10167